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EXHIBIT 39

Joint Filing Agreement

        We, the undersigned, agree that the attached Schedule 13D, including any amendments thereto, relating to the common shares, no par value of Falconbridge Limited, is filed on behalf of each of us.

Date: August 15, 2006

XXSTRATA PLC		1184760 ALBERTA LTD.

By:	/s/ BENNY STEVEN LEVENE	By:	/s/ BENNY STEVEN LEVENE
Name: Benny Steven Levene Title: Chief Legal Counsel		Name: Benny Steven Levene Title: President

XXSTRATA CANADA INC.

By:	/s/ BENNY STEVEN LEVENE
Name: Benny Steven Levene Title: President and Secretary

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Joint Filing Agreement